                                                                     Exhibit 5.1

                      [Letterhead of Binchys, Solicitors]


December 4, 1998

CBT Group Public Limited Company,
Beech Hill,
Clonskeagh,
Dublin 4.

Dear Sirs,

Registration Statement on Form S-8
----------------------------------

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 4, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 additional ordinary shares (which will be represented by 1,000,000 American Depositary Shares of the Company) in the capital of the Company reserved for issuance under the Company's Amended and Restated 1994 Share Option Plan (the "1994 Plan").

As your legal counsel, we have examined the rules of the 1994 Plan and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares under the 1994 Plan.

It is our opinion that the Shares will be, if issued in the manner referred to in the 1994 Plan and pursuant to the respective agreements that accompany said Plan, legally and validly issued and fully paid.

We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 and further consent to the use of our name, wherever appearing in the said Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Yours faithfully
/s/ Binchys